Exhibit 10.4

NOTICE OF RESTRICTED STOCK AWARD

under the

CINEDIGM CORP. 2017 EQUITY INCENTIVE PLAN

_______ Shares of Restricted Stock

THIS AWARD, made as of the ___ day of _____, 20__, by Cinedigm Corp., a Delaware Corporation (the “Company”), to _______________ (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2017 Equity Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meaning given them in the Plan.

1.	Award of Stock. Pursuant to the Plan, the Company, on _____ __, 20__ (the “Date of Grant”), granted Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, an award of ________ shares of Common Stock, hereinafter described as “Restricted Stock.”

2.	Restrictions. Except as provided in this Notice of Award, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3.	Stock Power. Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock evidenced by each Certificate. The Company shall use the stock power to cancel any shares of Restricted Stock that do not become Vested (defined below). The Company shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

4.	Vesting. Participant’s interest in the shares of Restricted Stock shall become transferable and nonforfeitable (“Vested”) as of the _____ anniversary of the Date of Grant.

Termination of Employment During the Vesting Period

5.	Upon a Qualifying Termination Event. Notwithstanding anything in this Notice of Award to the contrary, if, prior to the forfeiture of the Restricted Stock under paragraph 6, Participant experiences a Qualifying Termination Event (as defined below), Restricted Stock that is forfeitable shall become vested as to a pro-rata portion of the Award, as determined in accordance with the following sentence. The pro-rata portion of the Award that shall vest pursuant to the preceding sentence shall be equal to ____th of the Restricted Stock subject to the Award, for each full month of service performed by the Participant after the Grant Date and prior to the Qualifying Termination Event. The non-vested portion of the Award shall be forfeited.

6.	Forfeiture. Except as provided in paragraph 7, all Restricted Stock that is forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except a Qualifying Termination Event.

General Provisions

7.	Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Restricted Stock under paragraph 6, the provisions of this paragraph 7 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.

(a)       Any Replacement Award made to the Participant shall provide that if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 19) concurrent with or within two (2) years after the date of the Change in Control, the unvested Replacement Award shall become immediately vested and payable at the time of the termination or resignation. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law. For purposes of paragraphs 5 and 8, references to the Company or an Affiliate shall also include any successor entity.

(b)       Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the NASDAQ Global Market or another established securities market, and this Award remains in effect, if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 8) concurrent with or within two (2) years after the date of the Change in Control, the unvested Award shall become immediately vested and payable at the time of the termination or resignation.

8.	Qualifying Termination Event and Other Terms

(a)       For purposes of this Award, Qualifying Termination Event shall mean a Participant’s death, Disability, or termination by the Company or an Affiliate other than for Cause, or voluntary termination for Good Reason.

(b)       “Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(c)       If the events described in subparagraph (a), or paragraph 7 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

9.	Custody of Certificates. Each Certificate shall be retained by the Company so long as the Restricted Stock evidenced by the Certificate is nontransferable. The Company shall deliver to Participant the Certificate when the Restricted Stock evidenced by the Certificate becomes Vested.

10.	Shareholder Rights. Participant will have the right to vote the Restricted Stock as of the Date of Grant.

11.	No Right to Continued Employment. Neither this Notice of Award nor the issuance of Restricted Stock shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

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12.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

13.	Governing Law. This Notice of Award shall be governed by the laws of the State of Delaware and federal Law.

14.	Conflicts.

(a)       In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Notice of Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

(b)       In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement entered between the Participant and the Company, the provisions of that separate Agreement shall govern.

15.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

16.	Binding Effect. Subject to the limitations stated above and in the Plan, this Notice of Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

17.	Taxes. Participant shall be responsible for the satisfaction of income and employment tax withholding requirements attributable to the vesting of shares of Restricted Stock.

18.	Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company and Participant have each caused this Notice of Award to be signed on their behalf.

CINEDIGM CORP.

By

Participant

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